EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) between Flex Pharma, Inc. a Delaware corporation (the “Company”), and Robert Hadfield (the “Executive”) is effective as of May 27, 2015 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, the Company desires the Executive to provide services to the Company, and wishes to provide the Executive with certain compensation and benefits in return for such employment services; and
WHEREAS, the Executive wishes to be employed by the Company and to provide services to the Company in return for certain compensation and benefits;
NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.EMPLOYMENT TERM. The Company hereby offers to employ the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, until the termination of the Executive’s employment in accordance with Section 10 below, as applicable (the “Employment Term”). The Executive shall be employed at-will, meaning that either the Company or the Executive may terminate this Agreement and the Executive’s employment at anytime, for any reason or no reason, with or without Cause, without liability to the other save for wages earned through the effective date of termination and severance compensation and benefits provided in Section 11, as applicable.
2.POSITION & DUTIES. During the Employment Term, the Executive shall serve as the Company’s General Counsel. As General Counsel, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s Chief Executive Officer shall designate that are consistent with the Executive’s position as General Counsel. During the Employment Term, the Executive shall use his best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote all of the Executive’s business time (excluding periods of PTO and other approved leaves of absence) to the performance of the Executive’s duties with the Company.
3.LOCATION. Unless the parties otherwise agree in writing, at all times during the Employment Term, the Executive’s principal place of business for performance of the services under this Agreement shall be at the Company’s Boston offices, provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations (domestic and international) in connection with the Company’s business.
4.BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of $255,000, payable bi-monthly in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to review and adjustment from time to time by the Board of Directors (the “Board”) (or a committee thereof) in its sole discretion. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.
5.ANNUAL BONUS. For the 2015 calendar year and each full calendar year during the Employment Term thereafter, the Executive will be eligible to earn an annual performance bonus (the “Annual Bonus”) of up to thirty percent (30%) of the Base Salary (the “Target Bonus”). For purposes of clarity, the Executive will be eligible to receive an Annual Bonus up to the Target Bonus for the 2015 calendar year. The Annual Bonus will be based upon the Board’s assessment of the Executive’s performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether the Executive has earned the Annual Bonus, and the amount of any Annual Bonus, based on the set criteria. No amount of the Annual Bonus is guaranteed, and the Executive must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year immediately following the applicable calendar year for which the Annual Bonus is being measured. The Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).
6.EQUITY. The Executive was granted one or more incentive stock options to purchase an aggregate of 81,727 shares of the Company’s Common Stock (the “Options”) under the Company’s 2014 Equity Incentive Plan

(the “Plan”), at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board. The Options remain subject to the terms and conditions of the Plan and the Executive’s Stock Option Agreement(s).
7.EMPLOYEE BENEFITS.
(a)BENEFIT PLANS. The Executive shall, in accordance with Company policy and the terms of the applicable Company benefit plan documents, be eligible to participate in any benefit plan or arrangement, including health, life and disability insurance, retirement plans and the like, that may be in effect from time to time and made available to the Company’s senior management. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
(b)PAID TIME OFF. The Executive shall be eligible to accrue paid time off (“PTO”) at the rate of 23 days per year in accordance with the Company’s PTO policy. PTO is to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder. The Executive will also be entitled to seven paid holidays to be taken in accordance with the Company’s holiday schedule and policy.
(c)GENERAL EXPENSE REIMBURSEMENTS. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in performing the services hereunder pursuant to the Company’s usual expense reimbursement policies and practices, following submission by the Executive of reasonable documentation thereof. All reimbursements provided under this Agreement shall be made in accordance with the requirements of Section 409A (as defined below) to the extent that such reimbursements are subject to Section 409A, including, as applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employment Term, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for any other benefit.
8.CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS. As a condition of employment, the Executive agrees to continue to abide by the Employee Confidentiality, Non-Competition and Proprietary Information Agreement (“Confidentiality Agreement”), which the Executive executed and which may be amended by the parties from time to time without regard to this Agreement. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.
9.NO ADVERSE INTERESTS. The Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise during the Employment Term without the written consent of the Board. Except with the prior written consent of the Board, during the Employment Term the Executive will not undertake or engage in any other employment, occupation or business enterprise.
10.TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)DISABILITY. Upon the 30th day following the Executive’s receipt of notice of the Company’s termination due to Disability (as defined in this Section); provided that, the Executive has not returned to full-time performance of his duties within thirty (30) days after receipt of such notice. If the Company determines in good faith that the Executive’s Disability has occurred during the term of this Agreement, it will give the Executive written notice of its intention to terminate his employment.  For purposes of this Agreement, “Disability” shall occur when the Board determines that the Executive has become physically or mentally incapable of performing the essential functions of his job duties under this Agreement with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) nonconsecutive days in any twelve (12) month period. For purposes of this Section, at the Company’s request, the Executive agrees to make himself available and to cooperate in a reasonable examination by an independent qualified physician selected by the Board.
(b)DEATH. Automatically on the date of death of the Executive.
(c)CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Board in good faith and using its reasonable judgment: (i) the Executive’s willful failure to perform, or gross negligence in the performance of, his material duties and responsibilities to the Company or its affiliates which is not remedied within thirty (30) days of written notice thereof; (ii) material breach by the Executive of any provision of this Agreement, the Confidentiality Agreement or any other material, written agreement with the Company or any of its affiliates which is not remedied within thirty (30) days of written notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company or any of its affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company or any of its affiliates, taken as a whole; (iv) refusal to follow or implement a clear and reasonable directive of Company; or (v) any conduct by the Executive which constitutes a felony or of any other crime involving fraud, dishonesty or moral turpitude.
(d)WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability.
(e)WITH GOOD REASON. Upon Executive’s notice following the end of the Cure Period (as defined in this Section). For purposes of this Agreement, “Good Reason” for the Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction in the Executive’s Base Salary (other than an across-the-board decrease in base salary applicable to all executive officers of the Company); (ii) a material reduction in the Executive’s duties, authority or responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Executive’s position; or (iii) the relocation of the Executive’s principal place of employment, without the Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.
(f)WITHOUT GOOD REASON. Upon the expiration of the Transition Period (as defined in this Section) unless otherwise provided by the Company as provided herein. The Executive shall provide two (2) weeks’ prior written notice (the “Transition Period”) to the Company of the Executive’s intended termination of employment without Good Reason (“Voluntary Termination”). During the Transition Period, the Executive shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall continue to pay the Executive’s Base Salary and benefits through the end of the Transition Period. The Company may, in its sole discretion, upon five (5) days prior written notice to the Executive, make such termination of employment effective earlier than the expiration of the Transition Period, which shall not constitute a termination without Cause as described in Section 10(d).
Notwithstanding anything herein to the contrary, the transfer by the Company of Executive’s employment to any subsidiary of the Company shall not be deemed a termination of the Executive’s employment that would entitle the Executive to any of the payments or benefits set forth in Section 11.
11.CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time. Subject to satisfaction of each of the conditions set forth in Section 12, the following amounts and benefits shall be due to the Executive. Any Accrued Amounts (as defined in Section 11(a)) shall be payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law.
(a)DISABILITY. Upon employment termination due to Disability, the Company shall pay or provide the Executive: (i) any unpaid Base Salary through the date of termination and any accrued PTO; (ii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iii) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits (collectively, “Accrued Amounts”).
(b)DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs.
(c)TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts only, and shall not be obligated to make any additional payments to the Executive.
(d)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company without Cause (and not due to Disability or death) or by the Executive for Good Reason, then the Company shall pay or provide the Executive with the Accrued Amounts and subject to compliance with Section 12, the Company shall:

i.provide continued payment of the Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term (ignoring any decrease in Base Salary that forms the basis for Good Reason), for a period of six (6) months following the termination date on the Company’s regular payroll dates; provided, however, that any payments otherwise scheduled to be made prior to the effective date of the General Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date; and
ii.if the Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay that portion of the COBRA premiums that it was paying prior to the Executive’s termination date in order to continue the Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) six (6) months following the termination date; (ii) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.
(e)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL. If the Executive’s employment by the Company is terminated by the Company without Cause (and not due to Disability or death) or by the Executive for Good Reason within thirty (30) days immediately prior to a Change in Control (as defined in the Plan), or within twelve (12) months immediately following a Change in Control, then the Company shall pay or provide the Executive with the Accrued Amounts and all of the benefits described in Section 11(d) above, subject to compliance with Section 12. In addition, the Company shall provide that all outstanding unvested equity awards granted to the Executive shall become fully vested, subject to compliance with Section 12.
12.CONDITIONS. Any payments or benefits made or provided pursuant to Section 11 (other than Accrued Amounts) are subject to the Executive’s:
(a)compliance with the Confidentiality Agreement;
(b)delivery to the Company of an executed waiver and general release of any and all known and unknown claims, and other provisions and covenants, in the form acceptable to the Company (which shall be delivered to the Executive within five (5) business days following the termination date) (the “General Release”) within 21 days of presentation thereof by the Company to the Executive (or a longer period of time if required by law), and permitting the General Release to become effective in accordance with its terms; and
(c)delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans effective as of the termination date.
Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive within fifteen (15) days of the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 18 of this Agreement). Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of the Executive’s employment, the Executive shall be entitled to receive any Accrued Amounts, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and the first payroll date following the period during which the Executive may sign the General Release occurs in the following calendar year, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.
13.ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor or assign of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.
14.NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:
Flex Pharma, Inc.
Attn: General Counsel
Prudential Tower
800 Boylston Street, Floor 24
Boston, MA 02199
(617) 874-1821 (fax)
If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company.
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
15.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.
16.SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
17.COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
18.SECTION 409A.
(a)Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.
(b)It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the

Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.
19.REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement, that he has consulted with his attorney before executing this Agreement, that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.
20.WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
21.SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 8 and 11 through 27, inclusive of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.
22.AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.
23.INTEGRATION. This Agreement, together with the Confidentiality Agreement and any documents or agreements relating to the Options, contains the complete, final and exclusive agreement of the parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties, including but not limited to the offer letter agreement between the Executive and the Company dated April 1, 2014.
24.AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a duly authorized officer of the Company.
25.WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.
26.CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.
27.DISPUTE RESOLUTION. To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Executive’s employment with the Company, or the termination of the Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Boston, Massachusetts by JAMS, Inc. (“JAMS”) or its successors. Both the Executive and the Company acknowledge that by agreeing to this arbitration procedure, each waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to the Executive upon request. In any such proceeding, the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that in no event shall the arbitrator be empowered to hear or determine any class or collective claim of any type. Nothing in this Agreement is intended to prevent either the Company or the Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.
Flex Pharma, Inc.
By:    /s/ John McCabe
John McCabe
Vice President, Finance
Date:    5/27/15
ROBERT HADFIELD
/s/ Robert Hadfield
Date:    5/20/15